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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of November 12, 2004 (the "Effective Date"), by and between SCOLR Pharma, Inc., a Delaware corporation ("the Company"), and Daniel O. Wilds ("Employee").

      The parties agree as follows:

      1. Employment.

            1.1 Title and Duties. Company hereby employs Employee as President and Chief Executive Officer, and Employee hereby accepts such employment, on the terms and conditions set forth herein. Employee shall perform such duties as are customary for the position of President and Chief Executive Officer and any additional such duties that the Company's Board of Directors ("Board") may assign from time to time.

            1.2 Full-time and Best Efforts. Employee will expend Employee's best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee will act in the best interests of the Company at all times and, subject to Section 1.3 below, will devote Employee's full business time and efforts to the performance of Employee's assigned duties to the Company.

            1.3 Outside Activities. Employee may serve in various capacities for non-profit, charitable and educational organizations from time to time. Any such non-profit work that has the potential to interfere to any degree with Employee's services to the Company must be disclosed to, and approved by, the Board. Employee agrees that he will not accept any position with, be employed by, provide any paid services, or serve on any Board of Directors for a profit organization or entity other than the Company without the written approval of the Board; provided, that Employee may serve as a director of two companies that do not compete with the Company and will not materially detract from Employee's responsibilities hereunder as determined in the sole judgment of the Board.

      2. Compensation.

            2.1 Base Salary. As compensation for Employee's performance of Employee's duties hereunder, the Company shall pay Employee an initial base salary ("Base Salary") of Three Hundred Thousand Dollars ($300,000) per year, payable in accordance with the normal payroll practices of the Company, less any amounts that the Company is required by applicable federal, state or local law to withhold therefrom on account of employment, income or other taxes. Employee's Base Salary will be increased to $320,000 effective as of January 1, 2005. Thereafter, Employee's Base Salary shall be reviewed annually by the Compensation Committee of the Board and may be increased (but not decreased) and such increased amount shall hereafter be his "Base Salary". The Compensation Committee shall periodically review the performance of Employee on not less than an annual basis.

            2.2 Bonus. In recognition of services performed during 2003 and 2004, Employee shall receive a bonus of Seventy Five Thousand Dollars ($75,000) upon execution of

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this Agreement. Employee shall be eligible to receive a performance-based annual cash bonus in a targeted amount of up to 65% of Base Salary (as adjusted from time to time) based on the achievement of certain objectives approved by the Board of Directors in its sole discretion; provided that there is a minimum gain in the Company's market capitalization of 20% for the year under consideration for payment of a bonus. The terms and amount of such bonus shall be determined by the Compensation Committee of the Board in its sole discretion, based on performance factors and objectives that are established no later than ninety
(90) days after the first day of the fiscal year. The bonus payment shall be determined by the Board and paid not later than thirty (30) days after release of the Company's audited financial statements. In the event Employee's employment is terminated as a result of Employee's death or disability, Employee will receive an amount equal to the prior year's Bonus prorated for the portion of the year of termination and paid within sixty days of such termination.

            2.3 Stock Options. The Company shall grant to Employee options to purchase 300,000 shares of the Company's Common Stock under the Company's 2004 Equity Incentive Plan (the "Plan") at an exercise price equal to the fair market value of that stock on the date of grant. Such options shall vest monthly in 36 equal installments commencing on January 1, 2005. Except as provided in this Agreement, the option will be subject to the terms and conditions of the Plan and standard form of stock option agreement, which Employee will be required to sign as a condition of receiving the options. Notwithstanding anything to the contrary contained in the Plan, Employee (and his heirs) shall have one year from the date of termination of employment to exercise any vested stock options.

      3. Benefits.

            3.1 Fringe Benefits. Employee will be eligible for all customary and usual fringe benefits generally available to employees of the Company, subject to the terms and conditions of the Company's plan documents. Company reserves the right to change or eliminate its fringe benefit programs on a prospective basis, at any time, effective upon notice to Employee.

            3.2 Vacation. Employee will be entitled to accrue vacation of four
(4) weeks per year in accordance with the Company's vacation policy. Vacation may be carried over from year to year up to a maximum of eight (8) weeks.

            3.3 Other Benefits. Company will pay Employee a monthly transportation allowance of Five Hundred Dollars ($500) payable as regular income. The Company shall reimburse Employee for the reasonable professional fees incurred by Employee to negotiate and prepare this Agreement in an amount not to exceed Five Thousand Dollars ($5,000).

      4. Business Expenses. Company will reimburse Employee for all reasonable out-of-pocket expenses incurred in the performance of Employee's duties on behalf of the Company in accordance with the Company's policies.

      5. Term. The employment relationship formed pursuant to this Agreement shall continue indefinitely commencing on the Effective Date (the "Term") until terminated in accordance with the other provisions of this Agreement.

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      6. Termination of Employee's Employment.

            6.1 Termination for Cause by the Company. The Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) Employee's indictment for, or conviction (or plea of nolo contendere) of fraud, embezzlement, misappropriation, or any felony or any other act of moral turpitude; (b) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Employee with respect to Employee's obligations to the Company or otherwise relating to the business of the Company that materially harms the Company; (c) Employee's failure or inability to perform the essential functions of the position, with or without reasonable accommodation, due to a mental or physical disability, where such inability continues for a period or periods aggregating ninety (90) calendar days in any 12-month period; (e) Employee's death; (f) Employee's material breach of this Agreement, the Company's Code of Conduct or the Company's Proprietary Information and Invention Agreement, following written notice and a 30-day opportunity to cure, or (g) any similar or related act or failure to act which is materially adversely injurious to the Company. In the event that Employee's employment is terminated in accordance with this subsection 6.1, Employee shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination and any benefits and expense reimbursements to which Employee is entitled by virtue of his prior employment by Company (collectively, the "Standard Entitlements"). All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished except that Employee's Bonus shall be prorated in the event of termination due to death or disability in accordance with Section 2.2 above. Employee will not be entitled to receive the Severance Package described in Section 6.2 below or any part thereof.

            6.2 Termination Without Cause by Company/Severance. The Company may terminate Employee's employment under this Agreement without Cause at any time upon written notice to Employee. In the event of such termination, Employee will receive the Standard Entitlements (as defined in Section 6.1 hereof), and a "Severance Package" consisting of (a) a lump sum cash payment equal to 87.5% of one year of Employee's Base Salary in effect on the date of termination, (b) a prorated Bonus payment of 65% of Employee's Base Salary for the portion of the year of termination; provided that there has been a minimum gain in the Company's market capitalization of 20% during the applicable portion of such year, together with (c) full accelerated vesting of any and all unvested stock options held by Employee, and (d) continued medical coverage at the Company's expense pursuant to COBRA at existing levels as of the date of termination for up to one year. The payment of the Severance Package is contingent upon Employee's compliance with the surviving provisions of this Agreement and execution of a full and general release, releasing all claims, known or unknown, that Employee may have against Company arising out of or related to Employee's employment or termination of employment with the Company. All other Company obligations to Employee pursuant to this Agreement will be automatically terminated and completely extinguished.

            6.3 Voluntary Resignation by Employee Without Reason. Employee may voluntarily resign Employee's position with Company for any reason or no reason on sixty (60) days' advance written notice to the Company. In the event of Employee's resignation under such circumstances, Employee will be entitled to receive the Standard Entitlements, including salary and benefits for the sixty
(60) day notice period, but no other salary or benefits for the remaining

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months of the current term, if any. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Employee will not be entitled to receive the Severance Package described in subsection 6.2 above.

            6.4 Resignation For Good Reason.

                  (a) Severance Package. If Employee resigns for Good Reason (as defined below), Employee shall be entitled to receive the Severance Package described in subsection 6.2 above, provided Employee complies with all the conditions described in subsection 6.2 above.

                  (b) Section 280G. If, due to the benefits provided under subsection 6.4(a) above, Employee is subject to any excise tax due to characterization of any amounts payable under subsection 6.4(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employee may elect, in Employee's sole discretion, to reduce the amounts payable under subsection 6.4(a) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

                  (c) Good Reason. "Good Reason" shall mean the occurrence of one of the following without Employee's express written consent: (i) a material reduction in the level of Employee's responsibilities for the Company; (ii) the assignment to Employee of any duties inconsistent with Employee's position as President and Chief Executive Officer; (iii) a material reduction in the overall level of employee compensation, benefits or perquisites available to Employee or Employee's right to participate therein, unless such reduction is nondiscriminatory as to Employee; or (iv) the Company's requiring Employee to be based anywhere more than fifty (50) miles from its current business location. No event shall constitute "Good Reason" unless the Employee shall have notified the Company of the conduct allegedly constituting "Good Reason" and the Company shall have failed to correct such conduct within thirty days of the date of its receipt of such notice. The appointment of a non-executive Chairman of the Board of Directors shall not constitute "Good Reason" under this Agreement.

      7. No Conflict of Interest. During the term of Employee's employment with Company, Employee must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Employee's employment with Company, as may be determined by the Board in its sole discretion.

      8. Proprietary Information. Employee agrees to sign, and abide by the Company's Proprietary Information and Invention Agreement, which is provided with this Agreement and incorporated herein by reference. Execution of this Agreement and the Proprietary Information and Invention Agreement supersedes, cancels and renders void the Nutraceutrix, Inc. Proprietary Information and Invention Agreement executed by Employee on August 16, 2003.

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      9. Post-Termination Non-Competition.

            9.1 Consideration For Promise To Refrain From Competing. Employee agrees that Employee's services are special and unique, that the Company's disclosure of confidential, proprietary information and specialized training and knowledge to Employee, and that Employee's compensation and benefits and severance, as applicable, are partly in consideration of and conditioned upon Employee not competing with the Company. Employee acknowledges that such consideration for Employee's services under this Agreement is adequate consideration for Employee's promises contained within this Section 9.

            9.2 Promise To Refrain From Competing. In exchange for the consideration described in subsection 9.1 above, Employee agrees that for the period of one (1) year following the date Employee ceases to render services to the Company, Employee will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor, which is defined to include any company directly or indirectly engaged, or known to Employee to be preparing to engage, in the development of over-the-counter products, prescription drugs or nutraceutrical products employing extended release formulations, or engaged in any business that is directly competitive with any business the Company is engaged, or is known to Employee to be preparing to engage, at the time the Employee's employment with the Company terminates ("Restricted Business"); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation. For purposes of this section 9, the term "the Company" shall mean and include the Company, any subsidiary or affiliate of the Company, any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Employee may serve as a director, officer or employee at the request of the Company or any successor of the Company.

            9.3 Reasonableness of Restrictions. Employee represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Employee. Employee expressly acknowledges that the Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company's trade secrets and other confidential and proprietary information.

            9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

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      10. Non-Solicitation. Employee agrees that during the term of this
Agreement and for a period of one (1) year after the termination of this Agreement, Employee will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company's business by soliciting, encouraging or recruiting any of the Company's employees or causing others to solicit or encourage or recruit any of the Company's employees to discontinue their employment with the Company.

      11. Nondisparagement. Upon termination of Employee's employment relationship hereunder, the Company and Employee agree that, unless otherwise legally required to do so, they will each at all times thereafter refrain from discussing the circumstances relating to such termination and from disparaging, or describing in a derogatory light, the performance, capabilities, services, business practices, or ethics of the other (or of the officers, directors or controlling shareholders of the other). This provision does not apply to statements made by Employee to Employee's immediate family or attorneys, or to statements made by either party in legal proceedings in conjunction with legal actions to pursue rights and/or remedies under this Agreement.

      12. Right To Injunction/Costs Of Enforcement. Employee acknowledges that the Company will suffer immediate and irreparable harm that will not be compensable by damages alone in the event Employee repudiates or breaches
Section 7, 8, 9, 10 or 11 or threatens or attempts to do so. In the event of any such breach or any threatened or attempted breach, Employee agrees that the Company, in addition to and not in limitation of any other rights, remedies or damages available to it at law or in equity, shall be entitled to obtain temporary, preliminary and permanent injunctions to prevent or restrain any such breach, and the Company shall not be required to post a bond as a condition for the granting of such relief.

      13. Agreement to Arbitrate. To the fullest extent permitted by law, Employee and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Employee and any disputes upon termination of employment. Claims for workers' compensation, unemployment insurance benefits and Company's right to obtain injunctive relief pursuant to
Section 13 above are excluded. The arbitration will be conducted in Seattle, Washington by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Washington, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof. Each party shall bear one half the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.

      14. General Provisions.

            14.1 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the

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Company. Employee shall not be entitled to assign any of Employee's rights or obligations under this Agreement.

            14.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

            14.3 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            14.4 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Legal counsel representing Company has drafted this Agreement and Employee has been represented by independent counsel. Therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            14.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Washington. Each party consents to the jurisdiction and venue of the state or federal courts in Seattle, Washington, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

            14.6 Attorneys' Fees. The prevailing party in any action to enforce its rights under this Agreement shall be entitled to recover from the other party its reasonable attorneys' fees and costs, including any costs incurred on appeal.

            14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) five (5) days following deposit in the U.S. Mail, certified or registered mail, postage prepaid and return receipt requested. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

      IF TO THE COMPANY, TO:          SCOLR Pharma, Inc.
                                      3625 132nd Avenue NE
                                      Bellevue, WA 98006

      IF TO EMPLOYEE, TO:             Daniel O. Wilds
                                      9233 Olympic View Drive
                                      Edmonds, WA 98020

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            14.8 Survival. Sections 7 ("No Conflict of Interest"), 8
("Confidentiality and Proprietary Information"), 9 ("Post-Termination Non-Competition"), 10 ("Nonsolicitation"), 11 ("Nondisparagement"), 14 ("General Provisions") and 15 ("Entire Agreement") of this Agreement shall survive Employee's employment by Company.

      15. Entire Agreement. This Agreement, including the Employee's Proprietary Information and Invention Agreement incorporated herein by reference and the Plan and related option documents described in Subsection 2.3, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Employee and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THIS AGREEMENT, AND FULLY UNDERSTAND EACH AND EVERY PROVISION. WHEREFORE, THE PARTIES HAVE EXECUTED AND MADE THIS AGREEMENT EFFECTIVE AS OF THE DATE SET FORTH ABOVE.

"The Company"             SCOLR Pharma, Inc.

                          By   /s/ Randall L-W. Caudill
                               ----------------------------------------------
                               Randall L-W. Caudill, Director and Chairman
                               of the Compensation Committee

                               /s/ Herbert L. Lucas
                               ----------------------------------------------
                               Herbert L. Lucas, Director and Member of the
                               Compensation Committee

                               /s/ Michael N. Taglich
                               ----------------------------------------------
                               Michael N. Taglich, Director and Member of
                               the Compensation Committee

"Employee"                /s/ Daniel O. Wilds
                          -----------------------------------------------------
                          Daniel O. Wilds

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